As filed with the Securities and Exchange Commission on April 16, 2013

Registration No. 333-187325

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLACKHAWK NETWORK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6199	43-2099257
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6220 Stoneridge Mall Road

Pleasanton, CA 94588

(925) 226-9990

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David E. Durant

Secretary and General Counsel

Blackhawk Network Holdings, Inc.

6220 Stoneridge Mall Road

Pleasanton, CA 94588

(925) 226-9990

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony J. Richmond Kathleen M. Wells Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Jay Clayton Sarah P. Payne Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Telephone: (212) 558-4000 Facsimile: (212) 558-3588

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to Form S-1 Registration Statement (Registration No. 333-187325) of Blackhawk Network Holdings, Inc. is being filed solely to include exhibits to the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the Class A common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the NASDAQ Global Select Market listing fee. Safeway has agreed to pay substantially all of the expenses below.

Amount to be Paid
SEC registration fee	$34,509
FINRA filing fee	38,450
Initial NASDAQ Global Select Market listing fee	125,000
Legal fees and expenses	1,688,000
Accounting fees and expenses	2,505,000
Printing and engraving expenses	514,000
Transfer agent and registrar fees and expenses	20,000
Blue Sky fees and expenses	20,000
Miscellaneous fees and expenses	55,041

Total	$5,000,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers from certain expenses in connection with legal proceedings and permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by this section.

The Registrant’s amended and restated certificate of incorporation will provide for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant is entering into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (a form of which is filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of the Registrant and the Registrant’s executive officers and directors, and indemnification of the underwriters by the Registrant, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, in connection with certain matters.

The Registrant may purchase and maintain insurance on behalf of any person.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold by the Registrant since January 1, 2009:

1. On July 27, 2009, in connection with entering into a commercial agreement, the Registrant issued a warrant to purchase up to 750,000 shares of Class B common stock at an exercise price of $10.52 per share to the counterparty to such agreement. The warrant may be exercised at any time prior to the earliest of (a) the closing of this offering, (b) July 26, 2019, (c) a change of control of the Registrant and (d) a termination (subject to certain exceptions) of the commercial agreement. This warrant has been net exercised contingent upon the completion of this offering.

2. On January 5, 2011, pursuant to a commercial agreement, the Registrant issued a warrant to purchase up to 1,100,000 shares of Class B common stock at an exercise price of $16.30 per share to the counterparty to such agreement. The warrant may be exercised in connection with a change of control of the Registrant occurring prior to April 1, 2014, or at any time between April 1, 2014 and the earlier of December 31, 2015 and 30 days following a termination (subject to certain exceptions) of the commercial agreement. The number of shares of Class B common stock issuable upon exercise of the warrant ranges from a minimum of 181,500 shares to a maximum of 1,100,000 shares, the exact number of which is determined based on future achievements of specified performance metrics tied to marketing commissions received by the Registrant pursuant to the commercial agreement with the holder of the warrant.

3. On March 1, 2011, the Registrant issued a warrant to purchase up to 22,449 shares of Class B common stock at an exercise price of $16.30 per share to one of the Registrant’s commercial partners. The warrant was issued in satisfaction of the Registrant’s obligation to offer such partner a purchase right in connection with certain issuances of the Registrant’s securities, or the Purchase Right Obligation, pursuant to an investor agreement entered into in connection with a commercial agreement with such partner, which obligation was triggered by the issuance of the warrant referenced in paragraph 2 above. The warrant may be exercised in connection with a change of control of the Registrant occurring prior to April 1, 2014, or at any time between April 1, 2014 and the earlier of December 31, 2015 and 30 days following the termination (subject to certain exceptions) of the commercial agreement with such commercial partner. The number of shares of Class B common stock issuable upon exercise of the warrant ranges from a minimum of 3,704 shares to a maximum of 22,449 shares, the exact number of which is determined based on the number of shares of Class B common stock issuable pursuant to the warrant described under paragraph 2 above. The Purchase Right Obligation terminates upon the earliest of (a) the closing of this offering, (b) June 1, 2014, (c) a spin-off of the Registrant from Safeway and (d) a change of control of the Registrant.

4. On April 2, 2013, in connection with entering into an amendment to the parties’ existing commercial agreement, the Registrant issued a warrant to purchase up to 750,000 shares of Class A common stock at an exercise price of $20.00 per share to the counterparty to such agreement. The warrant may be exercised at any time beginning on the earlier of the date that is 181 days after the effective date of this registration statement and a change of control of the Registrant. The warrant expires on the earlier of March 31, 2018 and ten business days following the termination of the commercial agreement with such commercial partner. Pursuant to the Purchase Right Obligation described in paragraph 3 above, as a result of the issuance of this warrant, the Registrant will issue an additional warrant to purchase 15,306 shares of Class A common stock at an exercise price of $20.00 per share to the commercial partner described in paragraph 3 above.

5. On April 2, 2013, in connection with entering into an amendment to the parties’ existing commercial agreement, the Registrant issued a warrant to purchase up to 1,500,000 shares of Class A common stock at an exercise price of $20.00 per share to the counterparty to such agreement. The warrant may be exercised at any time beginning on the earlier of the date that is 181 days after the effective date of this registration statement and a change of control of the Registrant. The warrant expires on the earlier of June 30, 2018 and ten business days following the termination of the commercial agreement with such commercial partner.

6. Since January 1, 2009, in satisfaction of the Purchase Right Obligation described in paragraph 3 above, the Registrant has sold an aggregate of 33,080 shares of Class B common stock to such commercial partner at an average purchase price of $14.01 per share.

7. Since January 1, 2009, the Registrant has granted stock options and stock appreciation rights to purchase an aggregate of 4,033,875 shares of its Class B common stock at exercise prices ranging from $10.52 to $22.40 per share to a total of 194 employees under the 2007 Plan.

8. Since January 1, 2009, the Registrant has issued and sold an aggregate of 188,127 shares of its Class B common stock to employees at prices ranging from $8.00 to $19.86 per share pursuant to exercises of options granted under the 2007 Plan.

9. Since January 1, 2009, the Registrant has issued and sold an aggregate of 637,700 shares of its Class B common stock (including restricted stock units that will be settled for Class B common stock) to 279 employees at prices ranging from $0.00 to $0.001 per share pursuant to the 2006 Plan.

The issuances of the securities described above in paragraphs 1 – 6 were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented that they were accredited investors and that they were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in the transactions described in paragraph 6. All recipients either received adequate financial or non-financial information about the Registrant or had adequate access, through their relationship with the Registrant, to financial or non-financial information about the Registrant. The sale of these securities was made without general solicitation or advertising. In addition, the exercise described in the last sentence of paragraph 1 was deemed to be exempt from registration under the Securities Act in reliance upon Section 3(a)(9) of the Securities Act.

The issuances of securities described above in paragraphs 7, 8 and 9 were exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, pursuant to benefit plans and contracts relating to compensation approved by the Registrant’s board of directors.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement.

3.1**	Certificate of Incorporation of Blackhawk Network Holdings, Inc., currently in effect.

3.2**	Certificate of Amendment of Certificate of Incorporation of Blackhawk Network Holdings, Inc., currently in effect.

3.3**	Form of Amended and Restated Certificate of Incorporation of Blackhawk Network Holdings, Inc., to be in effect immediately prior to the completion of this offering.

Exhibit No.	Description of Exhibit

3.4**	Bylaws of Blackhawk Network Holdings, Inc., currently in effect.

3.5**	Form of Amended and Restated Bylaws of Blackhawk Network Holdings, Inc., to be in effect immediately prior to the completion of this offering.

3.6**	Certificate of Amendment of Certificate of Incorporation of Blackhawk Network Holdings, Inc., currently in effect.

4.1**	Specimen Stock Certificate.

4.2**	Fourth Amended and Restated Stockholders’ Agreement, dated as of March 14, 2013, by and among Blackhawk Network Holdings, Inc., Safeway Inc. and certain other stockholders.

4.3†**	Investor Agreement, dated as of July 27, 2009.

4.4†**	Investor Agreement, dated as of January 5, 2011.

4.5†**	Amended and Restated Investor Agreement, dated as of March 31, 2011.

5.1	Opinion of Latham & Watkins LLP.

10.1†**	Amended and Restated Alliance Partners Program Agreement, effective December 30, 2012, between Blackhawk Network, Inc. and Safeway Inc.

10.2†**	Amended and Restated Alliance Partners Program Agreement, effective December 30, 2012, between Blackhawk Network (Canada) Ltd. and Canada Safeway Limited.

10.3†**	Sublease Agreement, dated as of July 29, 2010, between Safeway Inc. and Blackhawk Network, Inc., and Amendment No. 1 to Sublease Agreement, dated as of January 1, 2013, between Safeway Inc. and Blackhawk Network, Inc.

10.4**	Form of Unsecured Demand Promissory Note.

10.5**	Amended and Restated Tax Sharing Agreement, effective as of December 30, 2012, by and among Safeway Inc. and its affiliates and Blackhawk Network Holdings, Inc. and its affiliates.

10.6**	Blackhawk Network Agreement for Services (U.S.), effective as of October 19, 2011, between Blackhawk Network, Inc. and Safeway Inc.

10.7**	Blackhawk Network Agreement for Services (Canada), effective as of November 1, 2011, between Blackhawk Network (Canada) Ltd. and Canada Safeway Limited.

10.8**	Amended and Restated Administrative Services Agreement (Safeway Services to Blackhawk), effective as of March 15, 2013, between Blackhawk Network, Inc. and Safeway Inc.

10.9**	Stock Purchase Warrant, dated as of April 4, 2013.

10.10†**	Warrant Issuance Agreement, dated as of November 3, 2010.

10.11†**	Stock Purchase Warrant, dated as of January 5, 2011.

10.12†**	Stock Purchase Warrant, dated as of March 1, 2011.

10.13†**	Gift Card Sales and Management Agreement, effective as of January 1, 2004, by and between Blackhawk Marketing Services, Inc. and Safeway Inc.

10.14†**	Amendment No. 1 to Gift Card Sales and Management Agreement, effective as of February 24, 2006, by and between Blackhawk Marketing Services, Inc. and Safeway Inc.

10.15†**	Gift Card Transfer and Management Agreement, effective as of February 24, 2006, by and between Blackhawk Marketing Services, Inc. and Safeway Gift Cards, LLC.

Exhibit No.	Description of Exhibit

10.16†**	Office Space Lease, dated as of July 1, 2011, between Safeway Inc. and Blackhawk Network, Inc.

10.17**	Amended and Restated Administrative Services Agreement (Blackhawk Services to Safeway), effective as of March 15, 2013, between Safeway Inc. and Blackhawk Network, Inc.

10.18†**	Gift Card Agreement—Bulk and Online Sales, effective as of November 2, 2007, by and among Blackhawk Network, Inc., Safeway Gift Cards, LLC and Safeway Inc.

10.19+**	Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan and Amendment No. 1 to Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan.

10.20+**	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement for Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan.

10.21+**	Form of Restricted Stock Award Grant Notice and Restricted Stock Agreement for Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan.

10.22+**	Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan and Amendment No. 1 to Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan.

10.23+**	Form of Non-Qualified Stock Option Grant Notice for Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan.

10.24+**	Form of Stock Appreciation Right Grant Notice for Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan.

10.25+**	2013 Equity Incentive Award Plan.

10.26+**	Non-Employee Director Compensation Program.

10.27+**	Jerry Ulrich Employment Offer Letter, dated June 1, 2006.

10.28**	Form of Indemnification Agreement between Blackhawk Network Holdings, Inc. and each of its directors and officers.

10.29†**	Servicing Agreement, dated as of March 30, 2012, by and between Blackhawk Network, Inc. and MetaBank, dba Meta Payment Systems, and Amendment No. 1 to Servicing Agreement, dated as of November 5, 2012, by and between Blackhawk Network, Inc. and MetaBank, dba Meta Payment Systems.

10.30**	Form of Administrative Cooperation Agreement, by and between Blackhawk Network Holdings, Inc. and Safeway Inc.

10.31**	Cash Management and Treasury Services Agreement, effective as of April 4, 2013, by and between Blackhawk Network Holdings, Inc. and Safeway Inc.

10.32†**	Stock Purchase Warrant, dated as of April 2, 2013.

10.33†**	Stock Purchase Warrant, dated as of April 2, 2013.

21.1**	List of Subsidiaries.

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1**	Power of Attorney. Reference is made to the signature page hereto.

+	Indicates a management contract or compensatory plan.
†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.
**	Previously filed.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a) The Registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 16th day of April, 2013.

BLACKHAWK NETWORK HOLDINGS, INC.

By:	/s/ David E. Durant
David E. Durant General Counsel and Secretary

Signatures and Power of Attorney

Each person whose individual signature appears below hereby authorizes and appoints William Y. Tauscher, Jerry Ulrich and David Durant, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

* William Y. Tauscher	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 16, 2013

* Jerry Ulrich	Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)	April 16, 2013

* Joan B. Lockie	Chief Accounting Officer (Principal Accounting Officer)	April 16, 2013

* Steven A. Burd	Director	April 16, 2013

* Robert L. Edwards	Director	April 16, 2013

Signature	Title	Date

* Mohan Gyani	Director	April 16, 2013

* Paul Hazen	Director	April 16, 2013

* Douglas J. Mackenzie	Director	April 16, 2013

* Lawrence F. Probst III	Director	April 16, 2013

* Arun Sarin	Director	April 16, 2013

*By:	/s/ David E. Durant
David E. Durant Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement.

3.1**	Certificate of Incorporation of Blackhawk Network Holdings, Inc., currently in effect.

3.2**	Certificate of Amendment of Certificate of Incorporation of Blackhawk Network Holdings, Inc., currently in effect.

3.3**	Form of Amended and Restated Certificate of Incorporation of Blackhawk Network Holdings, Inc., to be in effect immediately prior to the completion of this offering.

3.4**	Bylaws of Blackhawk Network Holdings, Inc., currently in effect.

3.5**	Form of Amended and Restated Bylaws of Blackhawk Network Holdings, Inc., to be in effect immediately prior to the completion of this offering.

3.6**	Certificate of Amendment of Certificate of Incorporation of Blackhawk Network Holdings, Inc., currently in effect.

4.1**	Specimen Stock Certificate.

4.2**	Fourth Amended and Restated Stockholders’ Agreement, dated as of March 14, 2013, by and among Blackhawk Network Holdings, Inc., Safeway Inc. and certain other stockholders.

4.3†**	Investor Agreement, dated as of July 27, 2009.

4.4†**	Investor Agreement, dated as of January 5, 2011.

4.5†**	Amended and Restated Investor Agreement, dated as of March 31, 2011.

5.1	Opinion of Latham & Watkins LLP.

10.1†**	Amended and Restated Alliance Partners Program Agreement, effective December 30, 2012, between Blackhawk Network, Inc. and Safeway Inc.

10.2†**	Amended and Restated Alliance Partners Program Agreement, effective December 30, 2012, between Blackhawk Network (Canada) Ltd. and Canada Safeway Limited.

10.3†**	Sublease Agreement, dated as of July 29, 2010, between Safeway Inc. and Blackhawk Network, Inc., and Amendment No. 1 to Sublease Agreement, dated as of January 1, 2013, between Safeway Inc. and Blackhawk Network, Inc.

10.4**	Form of Unsecured Demand Promissory Note.

10.5**	Amended and Restated Tax Sharing Agreement, effective as of December 30, 2012, by and among Safeway Inc. and its affiliates and Blackhawk Network Holdings, Inc. and its affiliates.

10.6**	Blackhawk Network Agreement for Services (U.S.), effective as of October 19, 2011, between Blackhawk Network, Inc. and Safeway Inc.

10.7**	Blackhawk Network Agreement for Services (Canada), effective as of November 1, 2011, between Blackhawk Network (Canada) Ltd. and Canada Safeway Limited.

10.8**	Amended and Restated Administrative Services Agreement (Safeway Services to Blackhawk), effective as of March 15, 2013, between Blackhawk Network, Inc. and Safeway Inc.

10.9**	Stock Purchase Warrant, dated as of April 4, 2013.

10.10†**	Warrant Issuance Agreement, dated as of November 3, 2010.

10.11†**	Stock Purchase Warrant, dated as of January 5, 2011.

10.12†**	Stock Purchase Warrant, dated as of March 1, 2011.

10.13†**	Gift Card Sales and Management Agreement, effective as of January 1, 2004, by and between Blackhawk Marketing Services, Inc. and Safeway Inc.

Exhibit No.	Description of Exhibit

10.14†**	Amendment No. 1 to Gift Card Sales and Management Agreement, effective as of February 24, 2006, by and between Blackhawk Marketing Services, Inc. and Safeway Inc.

10.15†**	Gift Card Transfer and Management Agreement, effective as of February 24, 2006, by and between Blackhawk Marketing Services, Inc. and Safeway Gift Cards, LLC.

10.16†**	Office Space Lease, dated as of July 1, 2011, between Safeway Inc. and Blackhawk Network, Inc.

10.17**	Amended and Restated Administrative Services Agreement (Blackhawk Services to Safeway), effective as of March 15, 2013, between Safeway Inc. and Blackhawk Network, Inc.

10.18†**	Gift Card Agreement–Bulk and Online Sales, effective as of November 2, 2007, by and among Blackhawk Network, Inc., Safeway Gift Cards, LLC and Safeway Inc.

10.19+**	Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan and Amendment No. 1 to Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan.

10.20+**	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement for Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan.

10.21+**	Form of Restricted Stock Award Grant Notice and Restricted Stock Agreement for Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan.

10.22+**	Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan and Amendment No. 1 to Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan.

10.23+**	Form of Non-Qualified Stock Option Grant Notice for Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan.

10.24+**	Form of Stock Appreciation Right Grant Notice for Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan.

10.25+**	2013 Equity Incentive Award Plan.

10.26+**	Non-Employee Director Compensation Program.

10.27+**	Jerry Ulrich Employment Offer Letter, dated June 1, 2006.

10.28**	Form of Indemnification Agreement between Blackhawk Network Holdings, Inc. and each of its directors and officers.

10.29†**	Servicing Agreement, dated as of March 30, 2012, by and between Blackhawk Network, Inc. and MetaBank, dba Meta Payment Systems, and Amendment No. 1 to Servicing Agreement, dated as of November 5, 2012, by and between Blackhawk Network, Inc. and MetaBank, dba Meta Payment Systems.

10.30**	Form of Administrative Cooperation Agreement, by and between Blackhawk Network Holdings, Inc. and Safeway Inc.

10.31**	Cash Management and Treasury Services Agreement, effective as of April 4, 2013, by and between Blackhawk Network Holdings, Inc. and Safeway Inc.

10.32†**	Stock Purchase Warrant, dated as of April 2, 2013.

10.33†**	Stock Purchase Warrant, dated as of April 2, 2013.

21.1**	List of Subsidiaries.

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1**	Power of Attorney. Reference is made to the signature page hereto.

+	Indicates a management contract or compensatory plan.
†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.
**	Previously filed.